UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2025

VIASAT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21767	33-0174996
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (760) 476-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on which Registered)
Common Stock, par value $0.0001 per share	VSAT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Under the Stockholders Agreement, dated November 8, 2021 (the “Stockholders Agreement”), among Viasat, Inc. (the “Company”) and certain former shareholders (the “Inmarsat Investors”) of Connect Topco Limited, a private company limited by shares and incorporated in Guernsey (“Inmarsat”), the Inmarsat Investors have the right to designate (i) two individuals to the board of directors of the Company (the “Board”) for so long as they collectively beneficially own at least 25% of the total outstanding shares of Company common stock and (ii) one individual to the Board for so long as they collectively beneficially own at least 15% of the total outstanding shares of Company common stock. Pursuant to the Stockholders Agreement, Andrew Sukawaty and Rajeev Suri were appointed to the Board as the Inmarsat Investors’ designees at the closing of the acquisition of Inmarsat. The Inmarsat Investors’ ownership of Viasat common stock fell below 25% on February 10, 2025, and as a result, under the Stockholders Agreement the Inmarsat Investors were no longer entitled to designate two directors to the Board. Accordingly, on March 6, 2025, Rajeev Suri notified the Company that he intends to retire from the Board effective immediately. The Company expresses its gratitude to Mr. Suri for his service as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASAT, INC.

Date: March 7, 2025	By:	/s/ Brett Church
	Name:	Brett Church
	Title:	Associate General Counsel

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